Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC. REPORTS

FOURTH QUARTER AND YEAR END 2011 RESULTS

Total Revenues Increased 8.9% in the 4th Quarter

Same Store Sales Increased 2.7% in the 4th Quarter

Diluted Earnings per Share of $0.83 in the 4th Quarter, Including an Acquisition Related Restructuring Charge of $0.02 per Diluted Share

Plano, Texas, January 30, 2012 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter and year ended December 31, 2011.

Fourth Quarter 2011 Results

Total revenues for the quarter ended December 31, 2011, were $737.5 million, an increase of $60.4 million from total revenues of $677.1 million for the same period in the prior year. This 8.9% growth in total revenues was primarily due to an increase in revenue driven by the RAC Acceptance business, partially offset by a reduction in revenue due to the discontinuation of the financial services business. Same store sales for the three months ended December 31, 2011, increased 2.7%.

Net earnings and net earnings per diluted share for the three months ended December 31, 2011, were $49.3 million and $0.83, respectively, as compared to $31.9 million and $0.49, respectively, for the same period in the prior year.

Net earnings and net earnings per diluted share for the three months ended December 31, 2011, were reduced by $1.4 million, and approximately $0.02, respectively, due to a pre-tax restructuring charge in connection with the acquisition of 58 rent-to-own stores, as discussed below.

Net earnings and net earnings per diluted share for the three months ended December 31, 2010, were impacted by the following significant items, as discussed below:

•	An $18.9 million pre-tax impairment charge, or approximately $0.19 per share, related to the discontinuation of the financial services business; and

•	A $3.1 million pre-tax financing expense, or approximately $0.03 per share, related to the repayment of $200.0 million of term loans under the Company’s senior secured credit facilities.

Collectively, these items reduced net earnings per diluted share by approximately $0.22 for the three months ended December 31, 2010.

When excluding the items above, adjusted net earnings per diluted share for the three months ended December 31, 2011, were $0.85, as compared to adjusted net earnings per diluted share for the three months ended December 31, 2010, of $0.71, an increase of 19.7%. These results include dilution related to the Company’s growth initiatives of approximately $0.08 per share for the three months ended December 31, 2011 and $0.03 per share for the same period in the prior year.

“We are generally pleased with our earnings for the fourth quarter and our overall results for the fiscal year 2011,” said Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “While our top line was somewhat tempered a bit due to our core rent-to-own customers remaining focused on value, our customer demand remained strong,” Speese added. “In addition, our RAC Acceptance business reflected continued customer demand with revenue contribution of over $60 million in the quarter and over $190 million for the year,” Speese continued. “We believe we are well positioned as we enter 2012 and our future remains bright. We will continue to execute on our strategic plan by keeping the core business strong and extending our reach both domestically and internationally,” Speese concluded.

Twelve Months Ended December 31, 2011 Results

Total revenues for the twelve months ended December 31, 2011, were $2.882 billion, an increase of $150.0 million from total revenues of $2.732 billion for the same period in the prior year. This 5.5% growth in total revenues was primarily due to an increase in revenue driven by the RAC Acceptance business, partially offset by a reduction in revenue due to the discontinuation of the financial services business. Same store sales for the twelve months ended December 31, 2011, increased 0.8%.

Net earnings and net earnings per diluted share for the twelve months ended December 31, 2011, were $164.6 million and $2.66, respectively, as compared to $171.6 million and $2.60, respectively, for the same period in the prior year.

Net earnings and net earnings per diluted share for the twelve months ended December 31, 2011, were impacted by the following significant items, as discussed below:

•	A $1.4 million pre-tax restructuring charge, or approximately $0.01 per share, related to the acquisition of 58 rent-to-own stores;

•	A $7.6 million pre-tax restructuring charge, or approximately $0.08 per share, related to the closing of Home Choice and RAC Limited locations;

•	A $4.9 million pre-tax restructuring charge, or approximately $0.05 per share, related to the acquisition of The Rental Store, Inc.;

•	A $7.3 million pre-tax impairment charge, or approximately $0.08 per share, related to the discontinuation of the financial services business; and

•	A $2.8 million pre-tax litigation expense, or approximately $0.03 per share, related to the settlement of wage and hour claims in California.

Collectively, these items reduced net earnings per diluted share by approximately $0.25 for the twelve months ended December 31, 2011.

Net earnings and net earnings per diluted share for the twelve months ended December 31, 2010 were impacted by the following significant items, as discussed below:

•	An $18.9 million pre-tax impairment charge, or approximately $0.18 per share, related to the discontinuation of the financial services business; and

•	A $3.1 million pre-tax financing expense, or approximately $0.03 per share, related to the repayment of $200.0 million of term loans under the Company’s senior secured credit facilities.

Collectively, these items reduced net earnings per diluted share by approximately $0.21 for the twelve months ended December 31, 2010.

When excluding the items above, adjusted net earnings per diluted share for the twelve months ended December 31, 2011, were $2.91, as compared to adjusted net earnings per diluted share for the twelve months ended December 31, 2010, of $2.81, an increase of 3.6%. These results include dilution related to the Company’s growth initiatives of approximately $0.25 per share for the twelve months ended December 31, 2011 and $0.09 per share for the same period in the prior year.

Through the twelve month period ended December 31, 2011, the Company generated cash flow from operations of approximately $286.6 million, while ending the quarter with approximately $88.1 million of cash on hand. During the twelve month period ended December 31, 2011, the Company repurchased 5,852,408 shares of its common stock for approximately $164.3 million in cash under its common stock repurchase program. To date, the Company has repurchased a total of 29,322,753 shares and has utilized approximately $715.5 million of the $800.0 million authorized by its Board of Directors since the inception of the plan. Also, reflecting continued confidence in its strong cash flows, the Company recently paid its seventh consecutive quarterly cash dividend.

2012 Guidance

The Company will begin presenting segmented financial information commencing with its Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, operating results will be reported on such segmented basis beginning with the quarter ended March 31, 2012. The Company is committed to high levels of disclosure and transparency with respect to its operating segments.

In addition, the Company has made certain changes to its guidance practices. Beginning with this current earnings press release, the Company will be providing annual guidance with quarterly updates on the metrics below. The Company will no longer provide quarterly earnings per share guidance; however, the Company will make available on its web site (investor.rentacenter.com) a range of the percentage contribution to full year diluted earnings per share by quarter based on historical results since 2009. In future years, the Company will provide its initial annual guidance for the following fiscal year with the fourth quarter earnings press release. We believe these changes in guidance practice will allow management to focus on the Company’s long-term performance and the execution of our strategic plan as communicated in November 2010.

Updated 2012 Guidance

•	7% to 10% total revenue growth.

•	Low single digit growth in the Core U.S.

•	Over $300 million contribution from RAC Acceptance.

•	2.5% to 4.5% same store sales growth.

•	Split evenly between Core U.S. and the impact of RAC Acceptance.

•	100 basis points gross profit margin decrease.

•	Primarily due to the impact of RAC Acceptance.

•	50 basis points operating profit margin decrease.

•	Diluted earnings per share in the range of $3.00 to $3.20, including approximately $0.20 per share dilution related to our international growth initiatives.

•	Capital expenditures of approximately $105 million.

•	The Company expects to open approximately 50 domestic rent-to-own store locations.

•	The Company expects to open approximately 200 domestic RAC Acceptance kiosks.

•	The Company expects to open approximately 60 rent-to-own store locations in Mexico.

•	The Company expects to open approximately 10 rent-to-own store locations in Canada.

•

The 2012 guidance does not include the potential impact of any repurchases of common stock the Company may make, future dividends, changes in outstanding indebtedness, or the potential impact of acquisitions, dispositions or store closures that may be completed or occur after January 30, 2012.

Significant Items

Restructuring Charges. During the fourth quarter of 2011, the Company recorded a $1.4 million pre-tax restructuring charge in connection with the acquisition in November 2011 of 58 rent-to-own stores. This charge relates primarily to post-acquisition lease terminations. This pre-tax restructuring charge of $1.4 million reduced net earnings per diluted share in the fourth quarter of 2011 by approximately $0.02 and for the twelve month period ended December 31, 2011 by approximately $0.01.

As previously reported, the Company recorded a $7.6 million pre-tax restructuring charge during the third quarter of 2011 related to the closure of eight Home Choice stores in Illinois and 24 RAC Limited locations within third party grocery stores, all of which had been operated on a test basis, as well as the closure of 26 core rent-to-own stores following the sale of all customer accounts at those locations. The charge with respect to these closings relates primarily to lease terminations, fixed asset disposals and other miscellaneous items. For the twelve months ended December 31, 2011, this pre-tax restructuring charge of $7.6 million reduced net earnings per diluted share by approximately $0.08.

Also previously reported, the Company recorded a $4.9 million pre-tax restructuring charge during the second quarter of 2011 in connection with the December 2010 acquisition of The Rental Store, Inc. This charge relates to post-acquisition lease terminations. For the twelve months ended December 31, 2011, this pre-tax restructuring charge of $4.9 million reduced net earnings per diluted share by approximately $0.05.

Financial Services Charge. As previously reported, the Company recorded an $18.9 million pre-tax impairment charge during the fourth quarter of 2010 related to the discontinuation of the financial services business. The charge with respect to discontinuing the operations of all 331 store locations related primarily to fixed asset disposals, goodwill impairment, loan write-downs and other miscellaneous items. This pre-tax impairment charge of $18.9 million reduced net earnings per diluted share in the fourth quarter of 2010 by approximately $0.19 and for the twelve month period ended December 31, 2010 by approximately $0.18.

Also previously reported, the Company recorded a $7.3 million pre-tax impairment charge during the first quarter of 2011 related primarily to loan write-downs, fixed asset disposals (store reconstruction), and other miscellaneous items. For the twelve months ended December 31, 2011, this pre-tax impairment charge of $7.3 million reduced net earnings per diluted share by approximately $0.08.

Settlement of Wage & Hour Claims in California. As previously reported, the Company recorded a $2.8 million pre-tax litigation expense during the first quarter of 2011 in connection with the settlement of certain putative class actions pending in California alleging various claims, including violations of California wage and hour laws. For the twelve months ended December 31, 2011, this pre-tax litigation expense of $2.8 million reduced net earnings per diluted share by approximately $0.03.

Senior Credit Facility Financing Expense. As previously reported, the Company recorded a $3.1 million pre-tax expense during the fourth quarter of 2010 to write off the unamortized financing costs related to the repayment of $200.0 million of term loans under the Company’s existing senior secured credit facilities. This pre-tax expense of $3.1 million reduced net earnings per diluted share in both the fourth quarter of 2010 and for the twelve month period ended December 31, 2010 by approximately $0.03.

Rent-A-Center, Inc. will host a conference call to discuss the fourth quarter results, guidance and other operational matters on Tuesday morning, January 31, 2012, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,075 company-owned stores nationwide and in Canada, Mexico and Puerto Rico and approximately 750 RAC Acceptance locations within traditional retailers in the United States. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 215 rent-to-own stores operating under the trade name of “ColorTyme.”

Store Activity

	Domestic			International
		RAC	Get It Now/
	RTO	Acceptance	Home Choice	Canada	Mexico
Three Months Ended December 31, 2011
Stores at beginning of period	2,923	721	35	20	24
New store openings	17	86	4	8	28
Acquired stores remaining open	21	—	—	—	—
Closed stores
Merged with existing stores	4	54	—	—	—
Sold or closed with no surviving store	2	3	—	—	—

Stores at end of period	2,955	750	39	28	52

Acquired stores closed and accounts merged with existing stores	42	—	—	—	—

	Domestic			International
		RAC	Get It Now/
	RTO	Acceptance	Home Choice	Canada	Mexico
Twelve Months Ended December 31, 2011
Stores at beginning of period	2,943	384	42	18	5
New store openings	46	445	6	10	47
Acquired stores remaining open	26	5	—	—	—
Closed stores
Merged with existing stores	28	63	—	—	—
Sold or closed with no surviving store	32	21	9	—	—

Stores at end of period	2,955	750	39	28	52

Acquired stores closed and accounts merged with existing stores	71	—	—	—	—

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company’s failure to comply with applicable statutes or regulations governing its transactions; interest rates; changes in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company’s current and potential customers; conditions affecting consumer spending and the impact, depth, and duration of current economic conditions; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2010 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:

David E. Carpenter

Vice President of Investor Relations

(972) 801-1214

david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries

STATEMENT OF EARNINGS HIGHLIGHTS

(In thousands of dollars, except per share data)	Three Months Ended December 31,
	2011	2011		2010	2010
	Before	After		Before	After
	Significant Items	Significant Items		Significant Items	Significant Items
	(Non-GAAP	(GAAP		(Non-GAAP	(GAAP
	Earnings)	Earnings)		Earnings)	Earnings)
Total Revenue	$737,482	$737,482		$677,090	$677,090
Operating Profit	83,214	81,790	(1)	81,781	62,842	(6)(7)
Net Earnings	50,510	49,295	(1)	45,620	31,854	(6)(7)
Diluted Earnings per Common Share	$0.85	$0.83	(1)	$0.71	$0.49	(6)(7)
Adjusted EBITDA	$101,914	$101,914		$98,173	$98,173

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$74,309	$72,885		$73,482	$51,443
Add back:
Impairment Charge	—	—		—	18,939
Restructuring Charge	—	1,424		—	—
Finance Charges from Refinancing	—	—		—	3,100
Interest Expense, net	8,905	8,905		8,299	8,299
Depreciation of Property Assets	17,276	17,276		16,258	16,258
Amortization and Write-down of Intangibles	1,424	1,424		134	134

Adjusted EBITDA	$101,914	$101,914		$98,173	$98,173

(In thousands of dollars, except per share data)	Twelve Months Ended December 31,
	2011	2011		2010	2010
	Before	After		Before	After
	Significant Items	Significant Items		Significant Items	Significant Items
	(Non-GAAP	(GAAP		(Non-GAAP	(GAAP
	Earnings)	Earnings)		Earnings)	Earnings)
Total Revenue	$2,882,184	$2,882,184		$2,731,632	$2,731,632
Operating Profit	317,220	293,157	(1)(2)(3)(4)(5)	322,708	303,769	(6)(7)
Net Earnings	180,069	164,637	(1)(2)(3)(4)(5)	185,408	171,642	(6)(7)
Diluted Earnings per Common Share	$2.91	$2.66	(1)(2)(3)(4)(5)	$2.81	$2.60	(6)(7)
Adjusted EBITDA	$387,109	$387,109		$389,372	$389,372

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$280,613	$256,550		$296,796	$274,757
Add back:
Litigation Settlement	—	2,800		—	—
Impairment Charge	—	7,320		—	18,939
Restructuring Charge	—	13,943		—	—
Finance Charges from Refinancing	—	—		—	3,100
Interest Expense, net	36,607	36,607		25,912	25,912
Depreciation of Property Assets	65,214	65,214		63,410	63,410
Amortization and Write-down of Intangibles	4,675	4,675		3,254	3,254

Adjusted EBITDA	$387,109	$387,109		$389,372	$389,372

Note: See the Significant Items on the next page

Significant Items

(1)	Includes the effects of a $1.4 million pre-tax restructuring charge in the fourth quarter of 2011 in connection with the acquisition in November 2011 of 58 rent-to-own stores. The charge reduced net earnings per diluted share by approximately $0.02 for the fourth quarter of 2011 and by $0.01 for the twelve month period ended December 31, 2011.

(2)	Includes the effects of a $7.6 million pre-tax restructuring charge in the third quarter of 2011 related to the closure of eight Home Choice stores in Illinois and 24 RAC Limited locations within third party grocery stores, as well as the closure of 26 core rent-to-own stores following the sale of all customer accounts at these locations. The charge reduced net earnings per diluted share by approximately $0.08 for the twelve month period ended December 31, 2011.

(3)	Includes the effects of a $4.9 million pre-tax restructuring charge in the second quarter of 2011 for lease terminations related to The Rental Store acquisition. The charge reduced net earnings per diluted share by approximately $0.05 for the twelve month period ended December 31, 2011.

(4)	Includes the effects of a $7.3 million pre-tax impairment charge in the first quarter of 2011 related to the discontinuation of the financial services business. The charge reduced net earnings per diluted share by approximately $0.08 for the twelve month period ended December 31, 2011.

(5)	Includes the effects of a $2.8 million pre-tax litigation expense in the first quarter of 2011 related to the settlement of various California claims, including wage and hour violations. The expense reduced net earnings per diluted share by approximately $0.03 for the twelve month period ended December 31, 2011.

(6)	Includes the effects of an $18.9 million pre-tax impairment charge in the fourth quarter of 2010 related to the discontinuation of the financial services business. The charge reduced diluted earnings per share by approximately $0.19 for the fourth quarter of 2010 and approximately $0.18 for the twelve month period ended December 31, 2010.

(7)	Includes the effects of a $3.1 million pre-tax financing expense in the fourth quarter of 2010 related to the write-off of unamortized financing costs. The expense reduced diluted earnings per share by approximately $0.03 in both the fourth quarter of 2010 and the twelve month period ended December 31, 2010.

SELECTED BALANCE SHEET HIGHLIGHTS

(In thousands of dollars)	December 31,
	2011	2010
Cash and Cash Equivalents	$88,065	$70,727
Receivables, net	48,221	53,890
Prepaid Expenses and Other Assets	69,326	170,713
Rental Merchandise, net
On Rent	766,425	655,248
Held for Rent	186,768	181,606
Total Assets	$2,801,378	$2,688,331

Senior Debt	$440,675	$401,114
Senior Notes	300,000	300,000
Total Liabilities	1,442,169	1,334,532
Stockholders’ Equity	$1,359,209	$1,353,799

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands of dollars, except per share data)	Three Months Ended December 31,
	2011	2010
	Unaudited
Revenue
Store
Rentals and Fees	$646,165	$589,106
Merchandise Sales	56,755	43,549
Installment Sales	19,011	18,594
Other	4,296	16,270

	726,227	667,519
Franchise
Merchandise Sales	10,051	8,420
Royalty Income and Fees	1,204	1,151

Total Revenue	737,482	677,090

Cost of Revenues
Store
Cost of Rentals and Fees	152,753	131,777
Cost of Merchandise Sold	50,595	34,912
Cost of Installment Sales	7,233	7,367
Franchise Cost of Merchandise Sold	9,612	8,040

Total Cost of Revenues	220,193	182,096

Gross Profit	517,289	494,994

Operating Expenses
Salaries and Other Expenses	396,558	381,504
General and Administrative Expenses	36,093	31,575
Amortization and Write-down of Intangibles	1,424	134
Impairment Charge	—	18,939
Restructuring Charge	1,424	—

Total Operating Expenses	435,499	432,152

Operating Profit	81,790	62,842

Finance Charges from Refinancing	—	3,100
Interest Expense	9,050	8,547
Interest Income	(145)	(248)

Earnings Before Income Taxes	72,885	51,443

Income Tax Expense	23,590	19,589

NET EARNINGS	$49,295	$31,854

BASIC WEIGHTED AVERAGE SHARES	58,917	63,678

BASIC EARNINGS PER COMMON SHARE	$0.84	$0.50

DILUTED WEIGHTED AVERAGE SHARES	59,611	64,575

DILUTED EARNINGS PER COMMON SHARE	$0.83	$0.49

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands of dollars, except per share data)	Twelve Months Ended December 31,
	2011	2010
	Unaudited
Revenue
Store
Rentals and Fees	$2,496,863	$2,335,496
Merchandise Sales	259,796	220,329
Installment Sales	68,617	63,833
Other	17,925	76,542

	2,843,201	2,696,200

Franchise
Merchandise Sales	33,972	30,575
Royalty Income and Fees	5,011	4,857

Total Revenue	2,882,184	2,731,632

Cost of Revenues
Store
Cost of Rentals and Fees	570,493	519,282
Cost of Merchandise Sold	201,854	164,133
Cost of Installment Sales	24,834	23,303
Franchise Cost of Merchandise Sold	32,487	29,242

Total Cost of Revenues	829,668	735,960

Gross Profit	2,052,516	1,995,672

Operating Expenses
Salaries and Other Expenses	1,594,480	1,543,391
General and Administrative Expenses	136,141	126,319
Amortization and Write-down of Intangibles	4,675	3,254
Litigation Settlement	2,800	—
Impairment Charge	7,320	18,939
Restructuring Charge	13,943	—

Total Operating Expenses	1,759,359	1,691,903

Operating Profit	293,157	303,769

Finance Charges from Refinancing	—	3,100
Interest Expense	37,234	26,766
Interest Income	(627)	(854)

Earnings Before Income Taxes	256,550	274,757

Income Tax Expense	91,913	103,115

NET EARNINGS	$164,637	$171,642

BASIC WEIGHTED AVERAGE SHARES	61,188	65,104

BASIC EARNINGS PER COMMON SHARE	$2.69	$2.64

DILUTED WEIGHTED AVERAGE SHARES	61,889	65,903

DILUTED EARNINGS PER COMMON SHARE	$2.66	$2.60